EXHIBIT 99.1

CONTACT:
Stanley Wunderlich
Consulting For Strategic Growth 1, Ltd.
Telephone: (800) 625-2236 ext. 7770
e-Fax: (646) 514-1177
Email: info@cfsg1.com
www.cfsg1.com
www.launchpadir.com

FrogAds, Inc. Announces a Major Consumer Advisory Firm Recommends Investments in Company to Expand its Distinctive Classifieds Portal, FrogAds.com

Los Angeles, January 11, 2012 – FrogAds, Inc. (OTCBB: FROG) announced today that Grass Roots Research and Distribution, Inc. issued a Cohen Price Target™ for FrogAds, Inc. of $1.38 per share (FROG stock price at January 9, 2012 on the OTCBB was $0.32 per share). The report can be accessed at: http://www.grassrootsrd.com/grassrootsrd/Reports/FrogAds_01_09_2012.pdf.

The Cohen Price Target™ is calculated by 25% equal weighting of four different valuation methodologies: an industry average PE, an industry average price/capital employed (P/CE), a Cohen Performance Index, and the fundamentally driven Cohen DCF.

FrogAds.com provides a simple, yet revolutionary platform for online buying, selling, and internet advertising.  It enables free listing of products and services for sellers and assists consumers to make purchases in an easy and efficient manner by category and geographic area.

Julian Spitari, Chief Executive Officer of FrogAds.com, commented, “In the short amount of time our site has been live, we have garnered significant interest in the online community simply because we have produced what we believe to be the most useful and attractive online destination for buying and selling.  We have succeeded in offering today’s most desirable and advanced online interactive tools to more effectively advertise to a broader community – all for free.  We are pleased to have the support of Grass Roots as we continue to build our business so that it continuously meets the needs of our online users.”

For additional information on the Company, please visit www.frogads.com or contact Meryl Orshan at 1-800-625-2236.

Forward-Looking Statements
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